UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2013

FIRST FINANCIAL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-17122	57-0866076
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2440 Mall Drive, Charleston, South Carolina	29406
(Address of principal executive offices)	(Zip Code)

(843) 529-5933
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02(d).          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2013, Susan R. Leadem became a new member of the Board of Directors of First Financial Holdings, Inc. (the “Company”).  In addition, she joined the Board of Directors of the Company’s subsidiary, First Federal Bank (the “Bank”).  As a result of these additions, the current size of the Board of Directors of the Company is 12 members and the Board of Directors of the Bank is 12 members.

Susan R. Leadem, 48, has been a Certified Financial Analyst for twenty years and has devoted her business career to the analysis of financial institutions.  She began her career in Atlanta in 1986 with the Robinson-Humphrey Company.  In 1994, she re-located to London, England with Goldman Sachs International.  In 1996, she became the first female outside of the United States to gain the title of Managing Director of Goldman Sachs International.  In 2004, she re-located to Charleston and co-founded Charleston-based Peninsula Capital Partners, LLC, where she serves as partner.

No committee assignments have been made yet for Ms. Leadem although we anticipate that Ms. Leadem may join our Audit Committee.   Ms. Leadem is entitled to receive directors’ fees for her service as a board member, and such fees will be described in more detail in the Company’s Annual Proxy Report filed on Schedule 14A.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.

Date: February 19, 2013	By:	/s/ Robert L. Davis
Robert L. Davis
Its: Executive Vice President/
General Counsel and Corporate Secretary